FOR IMMEDIATE RELEASE
CONTACT:                 Paul D. Geraghty, President and CEO
PHONE:                       215-513-2391

HARLEYSVILLE NATIONAL CORPORATION RECEIVES APPROVAL
FROM THE OFFICE OF THE COMPTROLLER OF THE CURRENCY
TO ACQUIRE WILLOW FINANCIAL BANK

HARLEYSVILLE, PA (October 3, 2008) - Harleysville National Corporation (the “Corporation”) announced that on September 25, 2008, its wholly-owned subsidiary, The Harleysville National Bank and Trust Company (the “Bank”), received approval from the Office of the Comptroller of the Currency to acquire Willow Financial Bank, the wholly-owned subsidiary of Willow Financial Bancorp, Inc. through the merger of Willow Financial Bank with and into the Bank.  The Office of Thrift Supervision has also not objected to the transaction.  The Corporation expects to receive the approvals from the Federal Reserve Board and the Pennsylvania Department of Banking by the end of October to acquire Willow Financial Bancorp, Inc. in a previously announced transaction.  The Corporation expects to close the transaction by early December 2008.

Harleysville National Corporation, with assets of $3.9 billion, is the holding company for Harleysville National Bank (HNB) and its division, East Penn Bank.  Investment Management and Trust Services are provided through Millennium Wealth Management and Cornerstone, divisions of HNB, with assets under management of $2.8 billion.  Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted on the NASDAQ Global Select Market®. For more information, visit the Harleysville National Corporation website at www.hncbank.com.
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The following disclosure is made in accordance with Rule 165 of the Securities and Exchange Commission.

Harleysville National Corporation has filed a registration statement on Form S-4 in connection with the transaction, and Harleysville National Corporation and Willow Financial Bancorp mailed a joint proxy statement/prospectus to their respective shareholders in connection with the transaction. Shareholders and investors are urged to read the joint proxy statement/prospectus, because it contains important information about Harleysville National Corporation, Willow Financial Bancorp and the transaction. You may obtain a free copy of the proxy statement/prospectus as well as other filings containing information about Harleysville National Corporation, at the SEC’s web site at www.sec.gov. A free copy of the proxy statement/prospectus, and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus, may also be obtained from Harleysville National Corporation by directing the request to:

George Rapp
Executive Vice President and CFO
Harleysville National Corporation
483 Main Street
Harleysville, Pennsylvania 19438
215-513-2307

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.